UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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First Internet Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2021

DEAR FELLOW SHAREHOLDER,

It is my pleasure to invite you to attend the 2021 Annual Meeting of Shareholders of First Internet Bancorp on Monday, May 17, 2021 at 1:00 p.m. local time, which will be hosted virtually via the Internet at www.virtualshareholdermeeting.com/INBK2021. At the meeting, you will be able to vote your shares electronically on the business items listed in the notice of the meeting and submit your questions.

We are again furnishing our proxy materials to our shareholders primarily over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about March 31, 2021, a Notice of Internet Availability of Proxy Materials will be mailed to our shareholders containing instructions on how to access our proxy statement, annual report and any related materials and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can elect to receive a paper copy of the proxy statement, annual report and any related materials.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

You may vote your shares via a toll-free telephone number or over the Internet. If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding available methods of voting are contained in the Notice of Internet Availability of Proxy Materials, the proxy statement and the proxy card. If you attend the meeting, you may vote electronically, provided that you comply with the requirements summarized in the proxy statement.

Sincerely,

DAVID B. BECKER
Chairman, President and Chief Executive Officer

11201 USA Parkway, Fishers, Indiana 46037 • (317) 532-7900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2021

The 2021 Annual Meeting of Shareholders of First Internet Bancorp will be held virtually via the Internet at www.virtualshareholdermeeting.com/INBK2021, at 1:00 p.m. local time on Monday, May 17, 2021, for the following purposes:

•	To elect eight directors to serve until the next annual meeting of shareholders;

•	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers;

•	To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2021; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 22, 2021 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote electronically, your vote will not be counted unless a proxy representing your shares is voted at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

•	Go to the website noted on your proxy card or the Notice of Internet Availability of Proxy Materials and vote via the Internet;

•	If you receive a printed copy of the proxy materials by mail, use the toll-free telephone number shown on your proxy card;

•	If you receive a printed copy of the proxy materials by mail, mark, sign, date and promptly return your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.; and

•	If you attend the meeting, you may revoke any previously-submitted proxy and vote electronically.

By order of the Board of Directors,

/s/ C. Charles Perfetti

C. CHARLES PERFETTI
Executive Vice President and Secretary

Fishers, Indiana
March 31, 2021

11201 USA Parkway, Fishers, Indiana 46037 • (317) 532-7900

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF SHAREHOLDERS
to be held at 1:00 p.m. Eastern Time on Monday, May 17, 2021

This proxy statement and the accompanying form of proxy are being furnished to the holders of common stock of First Internet Bancorp (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2021 Annual Meeting of Shareholders to be held virtually via the Internet at 1:00 p.m. local time on Monday, May 17, 2021, and at any adjournments thereof. This proxy statement and the accompanying form of proxy, or a Notice of Internet Availability of Proxy Materials, are being mailed to our shareholders on or about March 31, 2021.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held May 17, 2021

Copies of the notice of annual meeting of shareholders, this proxy statement and the 2020 annual report are each available at www.firstinternetbancorp.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why are you conducting a virtual annual meeting?

We are conducting this year's annual meeting entirely online due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees and shareholders. In addition, we believe the online meeting format will provide shareholders who would not otherwise be able to attend the annual meeting the opportunity to do so. As in prior years, our shareholders will continue to be able to vote and ask questions during the meeting.

What matters will be voted on at the meeting?

There are three substantive matters to be voted on at the meeting, as follows:

PROPOSAL	BOARD VOTE RECOMMENDATION	ADDITIONAL DETAIL
Proposal 1: Election of eight directors to serve until the next annual meeting of shareholders	FOR each nominee	Page 5
Proposal 2: Advisory vote to approve compensation paid to our named executive officers, also referred to as a “say-on-pay” vote	FOR	Page 29
Proposal 3: Ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2021	FOR	Page 30

Why did shareholders receive a Notice of Internet Availability of Proxy Materials?

All of our shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) containing information on the availability of our proxy materials on the Internet, unless they previously requested a printed copy of the proxy materials. Shareholders will not receive a printed copy of our proxy materials unless they request the materials in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our annual report for the year ended December 31, 2020, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting over the Internet, by telephone or, if you receive a printed copy of the proxy materials, by completing and returning a proxy card, you are giving the persons named, David B. Becker and Kenneth J. Lovik, the authority to vote your shares in the manner you indicate.

2021 ANNUAL MEETING	1

Who is qualified to vote?

Shareholders of record as of the close of business on March 22, 2021 are entitled to vote at the annual meeting or any adjournments thereof. As of March 22, 2021, we had 9,823,831 shares of our common stock outstanding, each of which is entitled to one vote for each director nominee and one vote on each other item of business properly brought before the meeting.

How many shares must be present to hold the meeting?

The presence in person (including virtually) or by proxy of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, or 4,911,916 shares, is necessary to constitute a quorum for the transaction of business.

What is the difference between a “SHAREHOLDER OF RECORD” and a “STREET NAME” holder?

These terms describe how your shares are held. You are a “SHAREHOLDER OF RECORD” if your shares are registered directly in your name with our transfer agent, Computershare. You are a “street name” holder if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian.

How do I vote my shares?

If you are a “shareholder of record,” then you have several choices. You can vote your shares by proxy:

•	over the Internet;
•	by telephone; or
•	if you receive a printed copy of the proxy card, by marking, signing, dating and mailing your proxy card.

You will need to have the Notice or, if you received a printed copy of the proxy materials, your proxy card, available when voting over the Internet or by telephone. Please refer to the specific instructions set forth on the Notice or proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you vote over the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares in “STREET NAME,” then your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares.

What do I need to do to attend the meeting and how do I vote my shares electronically?

We intend to hold our annual meeting virtually via the Internet, which you may access at www.virtualshareholdermeeting.com/INBK2021. Only shareholders who owned our common stock as of the close of business on March 22, 2021 will be entitled to attend the meeting.

•	If you are a “SHAREHOLDER OF RECORD,” you may vote your shares electronically and ask questions at the meeting by following the instructions provided on the Notice or, if you received a printed copy of the proxy materials, your proxy card, to log into www.virtualshareholdermeeting.com/INBK2021. To participate in the annual meeting, you will need the 16-digit control number provided on the Notice or your proxy card.

•	If your shares are held in “STREET NAME,” you may receive a voting instruction form with a 16-digit control number that will allow you to log into www.virtualshareholdermeeting.com/INBK2021, vote your shares electronically and ask questions. We encourage you to confirm the correct process for accessing the meeting with your broker, bank, trustee or other nominee in advance. If you do not receive a 16-digit control number on your voting instruction form, you must request a legal proxy from your broker, bank, trustee or other nominee that holds your shares. Please follow the instructions from your broker, bank, trustee or other nominee or contact your broker, bank, trustee or other nominee to request a proxy form.

Even if you currently plan to attend the meeting, we recommend that you vote by proxy, either via the Internet, by telephone or by mail, so that your vote will be counted if you later decide not to attend the meeting.

Can I vote electronically at the meeting?

If you are a “SHAREHOLDER OF RECORD,” then you may vote your shares electronically at the meeting.

If you hold your shares in “STREET NAME,” then you must obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically at the meeting.

What are broker non-votes?

A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1 and 2 each fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on either of those proposals.

2	FIRST INTERNET BANCORP

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast FOR will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted FOR the proposal than AGAINST. Neither abstentions nor broker non-votes will affect the outcome of either proposal.

What can I do if I change my mind after I submit my proxy?

If you are a “SHAREHOLDER OF RECORD,” you may revoke your proxy at any time before it is voted at the meeting by: (1) sending a written notice of the revocation to our Secretary at 11201 USA Parkway, Fishers, Indiana 46037 that is received prior to the meeting, (2) submitting a later-dated proxy via the Internet, by telephone or by mail, or (3) by attending the meeting and voting your shares electronically.

If your shares are held in “STREET NAME,” you may submit new voting instructions by contacting your broker, bank, trustee or other nominee holder. You also may vote electronically at the annual meeting if you obtain a legal proxy as described above.

How would my shares be voted if I do not specify how they should be voted?

If you submit a signed proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations.

What is the effect of the say-on-pay advisory vote?

This proposal is advisory and not binding on the Company, the Board or the Compensation Committee of the Board. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of this advisory vote.

Why did I receive more than one Notice or proxy card?

You may receive multiple Notices or proxy cards if you hold your shares of record in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held in street name by a broker, bank, trustee or other nominee, you will receive voting instructions from your broker, bank, trustee or other nominee, and you will return your voting instructions to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card and/or voting instruction form you receive.

What happens if additional matters are presented at the annual meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Amended and Restated Bylaws (“Bylaws”).

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting as of March 22, 2021 will be available for inspection for five business days prior to the annual meeting. If you want to inspect the shareholder list, please contact our Secretary at (317) 532-7900 to schedule an appointment. In addition, the shareholder list will be available during the annual meeting through the meeting website for those shareholders who choose to attend.

Who pays for the cost of proxy preparation and solicitation?

We are paying the costs of the solicitation of proxies. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the Notice to beneficial owners;

•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

2021 ANNUAL MEETING	3

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 22, 2021, regarding beneficial ownership of our common stock held by each director nominee and named executive officer, by all director nominees and executive officers as a group, and by all persons who are known to be beneficial owners of more than 5% of our common stock. Unless otherwise indicated below, the address of each beneficial owner listed in the table is the address of the company’s principal executive offices and, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF OUTSTANDING SHARES
Directors, nominees and named executive officers
David B. Becker	328,548(2)	3.3%
Kenneth J. Lovik	27,485(3)	*
Nicole S. Lorch	31,780(4)	*
C. Charles Perfetti	56,535(5)	*
Aasif M. Bade	-	*
Ana Dutra	3,273	*
John K. Keach, Jr.	23,806(6)	*
David R. Lovejoy	28,582(7)	*
Michael L. Smith	3,273	*
Ralph R. Whitney, Jr.	54,274(8)	*
Jerry Williams	108,238(9)	1.1%
Jean L. Wojtowicz	53,659(10)	*
All directors, nominees and current executive officers as a group (12 persons)	719,453(11)	7.2%

Stieven Capital Advisors, L.P. 12412 Powerscourt Drive, Suite 250 St. Louis, MO 63131	766,583(12)	7.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	631,409(13)	6.4%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	606,460(14)	6.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	513,377(15)	5.2%
*	Less than one percent.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, (b) no director or executive officer has pledged as security any shares shown as beneficially owned, and (c) deferred stock rights were issued under the Directors’ Deferred Stock Rights Plan. Excludes fractional shares.
(2)	Includes 13,296 shares underlying RSUs scheduled to vest within 60 days of the date of this table; and 189,400 shares pledged as security for a personal line of credit at an unaffiliated institution.
(3)	Includes 4,547 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(4)	Includes 4,573 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(5)	Includes 3,455 shares underlying RSUs scheduled to vest within 60 days of the date of this table.
(6)	Includes 2,076 shares underlying deferred stock rights.
(7)	Includes 12,020 shares underlying deferred stock rights.
(8)	Includes 26,817 shares underlying deferred stock rights, of which 955 shares were issued under the 2013 Equity Plan.
(9)	Includes 18,190 shares underlying deferred stock rights, 42,500 shares indirectly held through an IRA and 1,702 shares held by a limited liability company of which Mr. Williams holds voting and investment power.
(10)	Includes 25,862 shares underlying deferred stock rights.
(11)	Includes 25,871 shares issuable upon vesting of RSUs scheduled to vest within 60 days of the date of this table; and 84,965 deferred stock rights.
(12)	Based on information reported to the SEC in a Schedule 13G/A filed by Stieven Capital Advisors, L.P. on January 22, 2021, and reflects beneficial ownership as of December 31, 2020. Stieven Capital Advisors, L.P. reported having shared voting and dispositive power with respect to all shares identified.
(13)	Based on information reported to the SEC in a Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021, and reflects beneficial ownership as of December 31, 2020. BlackRock, Inc. reported having sole voting power with respect to 621,333 shares and sole dispositive power with respect to 631,409 shares.
(14)	Based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2021, and reflects beneficial ownership as of December 31, 2020. Dimensional Fund Advisors LP reported having sole voting power with respect to 576,779 shares and sole dispositive power with respect to 606,460 shares.
(15)	Based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on February 10, 2021, and reflects beneficial ownership as of December 31, 2020. The Vanguard Group reported having sole shared voting power with respect to 6,644 shares, sole dispositive power with respect to 504,732 shares and shared dispositive power with respect to 8,645 shares.

4	FIRST INTERNET BANCORP

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, has nominated seven incumbent directors and Mr. Bade for election as directors. Mr. Bade was identified and recommended as a director candidate to the Nominating and Corporate Governance Committee by our Chief Executive Officer. Each nominee who is elected will serve for a term of one year, which expires at our next annual meeting of shareholders or such later date as his or her successor has been elected and qualified. Unless authority is specifically withheld, the shares voting by proxy will be voted in favor of these nominees.

DIRECTOR NOMINEE	AGE	POSITIONS AND OFFICES HELD WITH FIRST INTERNET BANCORP	DIRECTOR SINCE
Aasif M. Bade	40	Director Nominee	N/A
David B. Becker	67	Chairman, President, Chief Executive Officer & Director	1999
Ana Dutra	56	Director	2020
John K. Keach, Jr.	69	Director	2012
David R. Lovejoy	72	Director, Vice Chair of the Board	2006
Ralph R. Whitney, Jr.	86	Director	1998
Jerry Williams	78	Director	1998
Jean L. Wojtowicz	63	Director	1998

If any of these nominees becomes unable to serve, we expect that the persons named as proxies will exercise their voting power in favor of such other person or persons as the Board may recommend. All of the nominees have consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

The names of the persons who are nominees for election and certain other information, including their experience and qualifications are set forth below. There are no family relationships among any of our directors or executive officers. Except for Mr. Becker’s employment agreement, which provides that he will be employed as Chairman, President and Chief Executive Officer of our Company, there is no arrangement or understanding pursuant to which a director or executive officer has been selected as a director or nominee for election or as an executive officer.

AASIF M. BADE
Founder and CEO, Ambrose Property Group

Mr. Bade is not a current director and is standing for election for the first time.

He has served as Chief Executive Officer of Ambrose Property Group, LLC, a private industrial development company, since founding it in 2008. Previously, he served in various positions of increasing responsibility at Duke Realty Corporation from 2000 to 2008. He has filled volunteer and leadership roles with the Indianapolis Zoo, Indianapolis 500 Festival, 2021 NBA All-Star Game Local Organizing Committee and Central Indiana Community Foundation. He has served on the Indiana University Foundation Board of Directors since 2018.

Mr. Bade’s national commercial real estate experience will bring to our Board knowledge that will benefit the Company’s commercial real estate lending business. His experience in capital management, customer relations and long-range planning will make him an important resource for our Board. As a result of his extensive involvement in businesses and community activities in Indiana, Mr. Bade has developed insights and relationships that uniquely provide him with the ability to offer a valuable perspective on issues that affect the Company in the communities we serve.

DAVID B. BECKER
Chairman, President and Chief Executive Officer,
First Internet Bancorp

Mr. Becker has served as our Chairman since 2006 and as President and Chief Executive Officer since 2007. He founded the Company’s subsidiary, First Internet Bank of Indiana (the “Bank”), in 1998 and has served as its president and chief executive officer since its founding and as a director of the Bank since 1999. In 1981, he founded re:Member Data Services, an electronic data processing services provider focused on credit unions throughout the United States, and served as its chief executive officer until its acquisition by Open Solutions Inc. in 2004. In 1994, he founded OneBridge, Inc., a credit and debit card processing firm, and served as its chief executive officer until it was acquired by Vantiv Inc. in 2014. In 1995, he founded VIFI, an Internet services provider focused on financial institutions, which was acquired by Digital Insight Corporation in 2002. In 2002, he founded Dynamic Knowledge Transfer, LLC, a private company that does business under the name DyKnow and specializes in educational technology for interactive learning experiences, and has served as a director since 2002. In 2007, he founded RICS Software, Inc., a private provider of web-based inventory control and point-of-sale solutions for retailers. He served as Chief Executive Officer of RICS Software from 2007 to February 2016 and as a member of its board of directors from 2007 until its acquisition in 2020. He also serves on the board of directors of Techpoint, a philanthropic organization focused on strengthening Indiana’s tech ecosystem and helping its tech companies grow.

Mr. Becker’s more than 40 years of experience as a successful entrepreneur in numerous businesses and his role as our principal executive officer for over a decade uniquely qualify him for service on our Board.

2021 ANNUAL MEETING	5

PROPOSAL 1:
ELECTION OF DIRECTORS

ANA DUTRA
Chief Executive Officer, Mandala Global Advisors, Inc.

Ms. Dutra has served as a director of the Company and the Bank since May 2020. She founded Mandala Global Advisors, Inc., a provider of advisory services to boards and management to accelerate business growth through innovation, globalization, M&A and turnaround strategies, in 2013 and currently serves as its Chief Executive Officer. She previously served as Chief Executive Officer of The Executives’ Club of Chicago, a world-class senior executives organization focused on the development, innovation and networking of current and future business and community leaders, from 2014 until her retirement in September 2018. Prior to that she was a Proxy Officer and Chief Executive Officer of Korn/Ferry Consulting from 2007 until 2013. She has served as a member of the board of directors of CME Group Inc. (Nasdaq:CME) since January 2015, Eletrobas (NYSE:EBR) since January 2019, and Health, Harvest & Recreation, Inc. (NCSX:HARV) since 2014. She is also a member of the boards of directors of Elkay Manufacturing Company, M. Holland Company, Lifespace Communities, Inc., Greeley and Hansen LLC, Latino Corporate Directors Association, and Blessings-in-a-Backpack.

Ms. Dutra’s experience as a current CEO and as a seasoned board member with particular experience in regulated industries qualifies her for service on our Board.

JOHN K. KEACH, JR.
Private Investor
Fmr. Chairman, President and Chief Executive Officer
Indiana Community Bancorp

Mr. Keach has served as a director of the Company and the Bank since November 2012. He is currently a private investor. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, which was acquired by Old National Bancorp in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board.

DAVID R. LOVEJOY
Managing Director, Greycourt & Co.

Mr. Lovejoy has served as Vice Chair of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President of the Bank from 2000 to 2006. He is currently a managing director of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation.

Mr. Lovejoy’s years of experience in the financial services industry, including his service as an executive of major financial companies and a director of a Federal Reserve Bank, qualify him for service on our Board.

RALPH R. WHITNEY, JR.
Chairman Emeritus, Hammond, Kennedy, Whitney & Go., Inc.
Partner, Monument Microcap Partners

Mr. Whitney has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Whitney has been a partner, Vice President and Director of Monument MicroCap Partners LLC since its launch in August 2018. He is Chairman Emeritus and had previously served as principal at Hammond, Kennedy, Whitney & Co., a New York financial intermediary and private investment banking firm, since 1971. He has served on the boards of directors of Baldwin Technology Company, Inc., Excel Industries, Inc. and Dura Automotive Systems, Inc. He serves as an advisor to Cheyenne Capital and Access Venture Partners. Mr. Whitney is also a Trustee of the University of Rochester and serves on the board of the University of Wyoming Foundation.

Mr. Whitney’s decades of experience in private equity and investment banking and his service on several boards of directors of public companies qualify him for service on our Board.

6	FIRST INTERNET BANCORP

PROPOSAL 1:
ELECTION OF DIRECTORS

JERRY WILLIAMS
Private Investor
Fmr. Of Counsel, Taft Stettinius & Hollister, LLP

Mr. Williams has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Williams has been a practicing attorney for more than 40 years and retired in December 2015 from the Indianapolis office of Taft Stettinius & Hollister LLP, a Cincinnati-based law firm. Mr. Williams previously served as executive vice president, general counsel and a director of ADESA Corporation, and was responsible for more than 20 acquisitions. He is a past director of NNC Group (and chaired its compensation and audit committees), the Indiana Secondary Market for Education Loans, Inc., a state-chartered organization originating and acquiring higher education loans, and Gleaners Food Bank of Indiana, Inc. He is also a minority owner of the Indy Fuel, a professional hockey team and member of the ECHL and serves on the board of directors for the Link Observatory Space Science Institute.

Mr. Williams’ career, encompassing his experience in private legal practice in advising businesses and as general counsel and a director of publicly traded and private companies, qualifies him for service on our Board.

JEAN L. WOJTOWICZ
President, Cambridge Capital Management Corp.

Ms. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She served on the board of directors of Vectren Corporation until its acquisition in February 2019. Ms. Wojtowicz also serves on the board of directors of First Merchants Corporation in addition to the One America Mutual Insurance Holding Company.

Ms. Wojtowicz’s entrepreneurial skills demonstrated in the founding of her company, her experiences as an advisor to businesses obtaining financing and as a director of publicly traded companies qualify her for service on our Board.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

2021 ANNUAL MEETING	7

CORPORATE GOVERNANCE

The Company is managed under the direction of the Board. The Company is a bank holding company and substantially all business activities are conducted through the Company’s wholly-owned subsidiary, First Internet Bank of Indiana. The directors of the Company also serve as the directors of the Bank.

Corporate Governance Policies

Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board and our Code of Business Conduct and Ethics and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by Mr. Becker, who is the Chairman of the Board, President and Chief Executive Officer. Mr. Becker has held all of these positions since 2007 and has experience in leading the Company through a range of cycles in various business environments. The Board believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the Chairman and Chief Executive Officer roles facilitates clear leadership responsibility and accountability, effective decision-making and a cohesive corporate strategy. Mr. Lovejoy, as Vice Chair of the Board, serves as our lead independent director and presides over executive sessions among the independent directors.

Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel they are well qualified to evaluate our current and future needs and to judge how the capabilities of our senior management can be most effectively organized to meet those needs. Our Board currently has 7 independent directors. We have three standing committees whose membership is limited to independent directors. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it in the future as circumstances warrant.

Board Role in Risk Oversight

Our Board regularly receives reports from our Chief Executive Officer and other members of our senior management team regarding areas of significant risk to us, including strategic, credit, operational, financial, technology, legal, regulatory and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of its counsel, has established functions that focus on particular risks, such as legal matters, regulatory compliance, interest rate sensitivity, liquidity management, asset quality and information security, and has developed a systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each of the other directors, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that each of Ms. Dutra, Mr. Keach, Mr. Lovejoy, Mr. Whitney, Mr. Williams and Ms. Wojtowicz is, and if elected, Mr. Bade will be, an “independent director” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the director independence rules of the SEC. Our common stock, our $25,000,000 aggregate outstanding principal amount of 6.0% Fixed-to-Floating Rate Subordinated Notes due 2026, and our $37,000,000 aggregate outstanding principal amount of 6.0% Fixed-to-Floating Rate Subordinated Notes due 2029 are listed on the Nasdaq Global Select Market. The Board has affirmatively determined that none of our independent directors have any relationship with us that would impair their independence.

In reaching its determination of independence, the Board considered Ms. Wojtowicz’s relationship with First Merchants Corporation (“First Merchants”). Her service on the boards of directors of our Company and the Bank, while simultaneously serving on the boards of directors of First Merchants and its subsidiary bank, First Merchants Bank (“FMB”), represents a “management interlock,” subject to the Depository Institution Management Interlocks Act (the “Interlocks Act”). Pursuant to a formal request for an exemption from the limitations of the Interlocks Act, the Federal Deposit Insurance Corporation (with respect to the Bank and FMB) and the Board of Governors of the Federal Reserve System (with respect to the Company and First Merchants), issued general exemptions from the prohibitions of the Interlocks Act for Ms. Wojtowicz’s board service on November 1, 2017 and March 7, 2018, respectively.

Directors are expected to attend Board meetings, meetings of committees on which they serve and our annual meeting of shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2020, the Board held nine meetings.

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No member of the board attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2020.

Each director is expected to be present at the annual meeting of shareholders, absent exigent circumstances that prevents their attendance. If a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, then the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All six of the directors then serving attended the annual meeting of shareholders held virtually on May 18, 2020.

Board Composition and Refreshment

Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.

The Nominating and Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment and succession planning. As needed, the Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board.

Our Board refreshment has been particularly active in the past two years. In the fall of 2019, the Nominating and Corporate Governance Committee engaged a national search firm to identify prospective director candidates based on areas of complementary and desirable skills and experience identified through a survey of the full Board and consultation with the search firm. As a result, the Nominating and Corporate Governance Committee interviewed finalists, with the process resulting in the identification of Ms. Dutra as an additional nominee for director for the 2020 annual meeting. Two of the seven independent director nominees for election at the 2020 annual meeting were not incumbent directors. For the 2021 annual meeting, Mr. Bade has been nominated for the first time for election as an independent director.

Committees of the Board

The Board has three standing committees which facilitate the oversight responsibilities of the Board in three key areas: audit, compensation and nominating and governance. All committees are composed entirely of independent directors. The members of the committees, as of the date of this proxy statement, are identified in the following table. If elected, Mr. Bade is expected to serve on the Compensation Committee and Nominating and Corporate Governance Committee.

INDEPENDENT DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND CORP. GOV.
Dutra	Member		Member
Keach		Member	Member
Lovejoy	Member		Chair
Smith		Member	Member
Whitney	Member	Member
Williams		Chair
Wojtowicz	Chair

Audit Committee. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board, management and the independent registered public accounting firm. The Audit Committee appoints and evaluates our independent registered public accounting firm and meets with representatives of that firm and our Chief Financial Officer to review the scope, cost and results of our annual audit and to review our internal control over financial reporting, disclosure controls, policies and procedures. The Report of the Audit Committee appears in the Audit-Related Matters section of this proxy statement.

All members of the Audit Committee are “independent directors” as such term is defined under the Nasdaq rules and meet the additional independence criteria for audit committee members set forth in the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Ms. Wojtowicz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Shareholders should understand that this designation is an SEC disclosure requirement related to this director’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those which are generally imposed upon such director as a member of the Audit Committee and the Board. The Audit Committee held four meetings during 2020.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and overseeing the Company’s overall compensation plans and benefits programs. The Compensation Committee also oversees the administration of our equity plans, including granting awards to employees and directors under such plans, subject to appropriate delegation. In determining the compensation of the executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

All members of the Compensation Committee are “independent directors” as such term is defined under the Nasdaq rules; and “non-employee directors” as such term is defined in Rule 16b-3 of the Exchange Act. All of the members also meet the additional independence criteria for compensation committee members set forth in the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act. The Compensation Committee held eight meetings during 2020.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 2020, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of the Company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Transactions with Related Persons” below. In addition, during the year ended December 31, 2020, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in its periodic self-evaluations, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our Chief Executive Officer.

All members of the Nominating and Corporate Governance Committee are “independent directors” as such term is defined under the Nasdaq rules. The Nominating and Corporate Governance Committee held seven meetings during 2020.

The Nominating and Corporate Governance Committee is responsible for identifying potential Board members. Director candidates may be recommended by Board members, a third-party search firm or shareholders.

In identifying, evaluating and recommending nominees for the Board, the committee examines, among other things, the following qualifications and skills of director candidates: their character; their business or professional experience and length of service; their areas of expertise; their independence; their integrity and judgment; their records of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; the current size and composition of the Board and its need for certain skills or experiences; and their understanding of our business. The Nominating and Corporate Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

Although the Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of the factors it considers in evaluating director candidates, the committee has established the following minimum qualifications which each nominee to the Board must possess: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; and the ability to assist and support management and make significant contributions to the Company’s success.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders in the same manner as other candidates identified by the committee. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Chief Financial Officer at 11201 USA Parkway, Fishers, Indiana 46037, who will forward it to the committee. Any such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, independence, area(s) of expertise, experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2022 Annual Meeting.”

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.firstinternetbancorp.com.

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention, which is summarized in the Company’s Corporate Governance Principles, a copy of which is available on our website at www.firstinternetbancorp.com. In cases where shareholders wish to communicate directly with the independent directors, email messages can be sent to klovik@firstib.com, or to First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037, Attn: Chief Financial Officer. These messages will be forwarded to the appropriate committee of the Board or independent director.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.firstinternetbancorp.com. We will disclose on our website any amendments or updates to our Code of Business Conduct and Ethics, or any grant of a waiver from a provision of our Code of Business Conduct and Ethics.

Transactions with Related Persons

Policy for Approval of Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons. The Audit Committee is responsible for review and oversight of all related party transactions. The Audit

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Committee reviews and the Board must approve any related person transaction in which the Company is a participant before commencement of the transaction; provided, however, that if a related person transaction is identified after it commences, it will be brought to the Audit Committee for review and to the Board for possible ratification. The Board will approve or ratify a transaction only if it determines that the transaction is beneficial to the Company and that the terms of the transaction are fair to the Company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve in any fiscal year the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years.

In determining whether to approve a related person transaction, the Audit Committee and the Board will analyze factors such as whether the transaction is material to the Company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Based on the results of the Audit Committee’s review, the Board may approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person following certain procedures designated in connection with its approval. With regard to any transaction for which ratification is sought, the Audit Committee may require amendment or termination of the transaction under the authority conferred by the policy.

Banking Transactions with Related Persons

The Bank offers loans and banking services to directors, executive officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others not related to the Company, and which do not involve more than the normal risk of collectability or present other unfavorable features. Federal banking regulations permit executive officers and directors to participate, subject to certain limits, in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an executive officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to directors and executive officers are designed to comply with the Federal Reserve Act and the Federal Reserve’s Regulation O.

During 2019 and 2020, the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. All such loan transactions were performing in accordance with their terms as of the date of this proxy statement.

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EXECUTIVE COMPENSATION

This section describes and explains the material elements of 2020 compensation for our Chief Executive Officer and our only other executive officers. Detailed information regarding the compensation of these executive officers, also called ‘‘Named Executive Officers’’ or ‘‘NEOs,” is set forth in the tables and narrative disclosure in this EXECUTIVE COMPENSATION section. This section also includes an overview of our executive compensation philosophy and executive compensation program and summarizes the Compensation Committee’s process for making pay decisions, including its rationale for specific decisions related to the 2020 performance year. The Compensation Committee is referred to as the “Committee” for the remainder of this section.

For 2020, our Named Executive Officers are:

Name	Titles
David B. Becker	Chairman, President, and Chief Executive Officer (“CEO”)
Kenneth J. Lovik	Executive Vice President and Chief Financial Officer (“CFO”)
Nicole S. Lorch	Executive Vice President and Chief Operating Officer (“COO”)
C. Charles Perfetti	Executive Vice President and Secretary

You should reference this EXECUTIVE COMPENSATION section in deciding your vote on Proposal 2: Advisory Vote to Approve Executive Compensation. This section contains important information that is relevant to your voting decision.

Our 2020 Financial Performance

Because of the governmental restrictions imposed during the COVID-19 pandemic, many consumers were forced to reevaluate and changed “how” they obtained products and services from financial institutions. We believe our unique business model of over 20 years as a “digital bank” or a “branchless bank” proved to be responsive to the desires and needs of consumers in the unique year of 2020. Our digital business model minimized operational disruptions due to the pandemic and, despite the challenges created by the pandemic, in 2020 we generated:

•	record net income of $29.5 million, and

•	record diluted earnings per share of $2.99.

We continue to believe we have created a highly scalable technology driven business with nationwide deposit gathering and national and regional asset generation platforms, having $4.2 billion in total assets, $3.1 billion in loans, $3.3 billion in deposits, and $330.9 million in shareholders’ equity as of December 31, 2020.

We continue to provide innovative products which we anticipate are desired by the market. We were recognized in 2020 in Newsweek’s America’s Best Banks 2021 as offering the “Best Small Business Checking Account” and were also recognized by Bankrate and GoBankingRates annual “Best Banking” awards as “Best Online Banks 2021.” In addition, we continued to expand our SBA national platform and lending team, which we believe complements our existing business lines and further diversifies our loan portfolio mix and revenue streams.

Execution of our business strategy by our management team has driven consistent and sustained balance sheet growth, as shown on the next page.

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TOTAL ASSETS ($ in millions)	TOTAL LOANS ($ in millions)
TOTAL DEPOSITS ($ in millions)	SHAREHOLDERS’ EQUITY ($ in millions)

We believe that our compensation program does not promote or create economic incentives for excessive risk taking and that various elements of our policies serve to mitigate excessive risk, such as capped incentive opportunities, stock ownership guidelines, and recoupment of incentive payments. As a result, our strong credit culture has continued to drive our asset quality.

NONPERFORMING ASSETS / TOTAL ASSETS	NONPERFORMING LOANS / TOTAL LOANS
ALLOWANCE FOR LOAN LOSSES / NONPERFORMING LOANS	NET CHARGE-OFFS / AVERAGE LOANS

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EXECUTIVE COMPENSATION

Highlights of our 2020 financial performance include:

•	Net income of $29.5 million during 2020, an increase of 16.7% over 2019 results.

•	Net income per fully diluted share of $2.99, an increase of 19.1% over 2019 results.

•	Net interest income of $64.5 million, an increase of 2.5% over 2019 results.

•	Total assets of $4.2 billion as of December 31, 2020, an increase of 3.6% from December 31, 2019.

•	Total loans of $3.1 billion as of December 31, 2020, an increase of 3.2% from December 31, 2019.

•	Total deposits of $3.3 billion as of December 31, 2020, an increase of 3.7% from December 31, 2019.

•	Asset quality remained sound, with:

○	Nonperforming loans to total loans of 0.33% as of December 31, 2020.

○	Nonperforming assets to total assets of 0.24% as of December 31, 2020.

○	Net charge-offs to average loans of 0.06% for the year ended December 31, 2020.

Consideration of 2020 Advisory Vote on Compensation

At the annual meeting of shareholders held in 2020 (the “2020 Annual Meeting”), of the votes cast for or against the non-binding advisory proposal to approve executive compensation (the “say-on-pay advisory vote”), over 93% of the votes were cast FOR that proposal. The Committee believes that the 2020 Annual Meeting say-on-pay advisory vote reflects the recognition by our shareholders of our responsiveness to the say-on-pay advisory vote and the changes it implemented to our long-term incentive plan (“LTIP”) in response to the say-on-pay advisory vote at the 2019 Annual Meeting.

The Committee considered the results of the 2020 Annual Meeting say-on-pay advisory vote as one factor in its compensation decisions, in addition to other factors discussed in this discussion of executive compensation. The Committee did not recommend any changes to the executive compensation program based on the 2020 Annual Meeting say-on-pay advisory vote or specific feedback from shareholders.

Best Compensation Pay Policies & Practices

The goals of our executive compensation program are to foster the creation of shareholder value while motivating and retaining executives. Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

WHAT WE DO	WHAT WE DO NOT DO

✓   Significant emphasis on performance-based, “at-risk” compensation

✓   Incentive award metrics that are objective and tied to key company performance metrics

✓   40% of equity awards vest over three years to promote retention

✓   60% of equity awards “cliff vest” after three-year performance period to promote achievement of long-term performance goals

✓   Incentive plans with threshold performance and associated payout levels, below which no incentive awards are paid

✓   Incentive plans with capped maximum payouts

✓   Compensation recoupment “claw-back” policy in both short-term and long-term incentive compensation plans

✓   Share ownership guidelines (for executives and directors) (see a more detailed description below)

✓   Consider the Company’s ‘‘say-on-pay’’ vote results when making compensation decisions

✗   Provide tax gross-ups in our compensation plans

✗   Allow unlimited or unrestricted hedging or pledging transactions by executive officers or directors

✗   Provide our executives with significant perquisites

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Stock Ownership Guidelines.

The Board has approved stock ownership guidelines for NEOs and non-employee directors (“Covered Individuals”). The guidelines expect that Covered Individuals will own a minimum specified value of the Company’s common stock within five years after the person becomes a Covered Individual. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly through a specified entity, vested shares of restricted stock or stock units, and deferred stock rights.

The current recommended minimum values are 4 times annual base salary for Mr. Becker, 2 times annual base salary for the other NEOs, and $100,000 for each non-employee director. As of December 31, 2020, all Covered Individuals were either in compliance with their respective recommended minimum values or had made progress toward compliance.

Stock Trading Policy. This policy prohibits executive officers and non-employee directors from holding Company shares in a margin account or otherwise pledging Company shares as collateral for a loan unless that person can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. The policy also prohibits executive officers and non-employee directors from entering into hedging, monetization or similar transactions involving Company shares that are intended to realize the value of, or limit the risks and rewards of owning, Company shares.

Employee, Officer and Director Hedging Prohibition. Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company plus any other Company securities held by them, whether directly or indirectly.

Regularly Meeting with Outside Investors. We constantly strive to ensure peak alignment of Company and executive performance and seek input from the investment community in this regard. Our NEOs proactively engage in outreach efforts with our larger institutional investors based on investor interest, which we believe allow them to more fully understand our executive compensation philosophy and program and provide us with an opportunity to respond to their questions regarding our public disclosures. In addition, several of our NEOs regularly attend financial conferences with most, if not all, of the brokerage firms that cover our stock.

Compensation Philosophy

The Committee believes that the Company’s strong record of growth and unique business model in the market position the Company well for the future, and that shareholder support and a strong executive compensation structure are essential elements for this success. Our goal is to maintain a competitive, balanced compensation program that rewards our NEOs for current year performance and for the creation of long-term shareholder value, without exposing the Company to unreasonable risk, including credit, interest rate, liquidity, reputation, and compliance risk.

Our executive compensation program has been designed to hold executives accountable for the growth and the financial and operational performance of the Company, by balancing the co-priorities of growth and the appropriate level of risk. We believe the Company’s significant growth and unique business model position us for a continued dynamic trajectory.

Our executive compensation philosophy is grounded on three fundamental principles:

PRINCIPLE		GOAL	HOW IT IS ACCOMPLISHED
1	Pay for Performance	Drive performance based on the achievement of our overall financial results and individual contributions.	Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the short and long-term metrics used to measure our success and the value that we create for shareholders.
2	Competitiveness	Pay at levels that will attract, motivate, and retain highly-qualified, talented executives responsible for our success.	Reward our executives for Company, Bank and individual performance. Align compensation and variable incentives with measurable, objective, business results and appropriate risk management.
3	Shareholder Alignment	Reinforce a culture of ownership and long-term commitment to shareholder value creation.

NEOs are required to be shareholders and own a minimum level of Company stock throughout their employment.

60% of the LTIP awards are performance-based, with a 3-year measurement period, and vest at the end of a three-year period ONLY IF the established long-term performance goals are achieved.

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The Process for Compensation Decisions

Three parties play an important role in establishing compensation levels for the Company’s executive officers: (i) the Committee, (ii) senior management, and (iii) outside advisors. The sections that follow describe the role each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee

The Committee is composed entirely of independent directors as determined under the rules of The Nasdaq Stock Market, LLC. The Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation, and other components. Based on our strategic plan and budget, the Committee sets the appropriate goals and measures under the Annual Bonus Plan and LTIP and communicates those goals and measures to covered NEOs in January or February.

The responsibilities of the Committee include:

•	determining our executive compensation philosophy, objectives, policies and programs;
•	administering our compensation programs; and
•	approving or ratifying all compensation-related decisions for the NEOs.

When making executive compensation decisions, the Committee analyzes and seriously considers the feedback of shareholder advisory firms who are communicating our shareholders’ questions and concerns.

In addition, the Committee may:

•	engage an independent compensation consultant and consider input from such compensation consultant; and,
•	consider readily available market data to obtain a general understanding of current compensation practices.

Role of Executive Management

For all executives other than our CEO, the Committee considers the recommendation of our CEO with respect to salary levels for our other NEOs. Our CEO’s compensation is determined solely by the Committee. The Committee applies the same principles for executive compensation in determining our CEO’s compensation that it applies in determining the compensation of our other NEOs. The CEO is not present during deliberations or voting on his compensation.

Role of Outside Consultants

Pursuant to authority in its charter, the Committee may engage a compensation consultant to assist in compensation matters. In response to the shareholder input received in 2019 with respect to the result of the say-on-pay advisory vote at the 2019 Annual Meeting, the Committee began the process of re-evaluating its executive compensation structure and engaged McLagan, as its independent compensation consultant, to assist in this process. Retained directly by the Committee and reporting directly to the Committee, McLagan prepared a comprehensive “Executive Compensation Review” report in October 2019. In this report, McLagan provided peer group analysis, an evaluation of the comments received from proxy advisory firms, as well as other market information to help guide the Committee in its review and redesign. This report helped inform the direction of the Committee in structuring the NEOs’ 2020 compensation plan. The Committee utilized certain comparative information provided by McLagan as a data point in its evaluation of the appropriateness and competitiveness of our 2020 and 2021 executive compensation program and on matters of director compensation. The Committee did not engage McLagan or any other compensation consultant with respect to NEO or director compensation for 2021.

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Compensation of Executives in 2020

Elements of Compensation

The compensation package of our Named Executive Officers consists primarily of an annual base salary, short-term incentive compensation and long-term incentive compensation. As our financial data illustrates, the Company has experienced significant and steady growth under our current senior leadership team with minimal turnover at the senior level in the past three years. The Committee believes that our attractive yet competitive compensation is an appropriate reflection of our growth and industry leadership, and has been in an important factor in our executives’ satisfaction performance and retention.

•	Annual Base Salaries. We utilize base salaries to compensate our NEOs for day-to-day contributions and expertise. We believe that offering competitive base salaries is a key factor in attracting and retaining talent. When deciding on the appropriate annual base salary for each Named Executive Officer, the Committee takes into consideration the recommendations of our CEO (with respect to the other Named Executive Officers), readily available market data, as well as the individual’s performance, his or her roles and responsibilities and related experience in the role.

•

Short-Term Incentive Compensation. In November 2019 the Committee established performance targets for 2020 under the Annual Bonus Plan, consisting of target net income, net interest income, one-year asset growth rate, and ratio of nonperforming assets to total assets (excluding troubled debt restructurings (“TDRs”)). The Annual Bonus Plan provides for awards to be earned for a fiscal year under each plan criterion, independent of the other criteria. For each metric, the Committee determined a threshold, target and maximum level of achievement based on the Company’s operating plan for 2020. The specific threshold, target and maximum opportunity for each Named Executive Officer is expressed as a percentage of annual base salary, reflective of the Named Executive Officer’s role and our compensation philosophy. Awards are interpolated to the next whole percent between the threshold, target and maximum goals.

In January 2021, the Committee reviewed the Company’s 2020 performance against the applicable performance targets under the Annual Bonus Plan and determined that the corporate performance goals were achieved on a weighted combined basis at 111% of the targeted opportunities. For 2020, the Committee determined that the performance level with respect to net income, one-year asset growth rate, and nonperforming assets to total assets (excluding TDRs) exceeded target performance, while net interest income was at 97% of target performance.

Annual Bonus Plan Recoupment Policy

If, after the payment of any bonus under the Annual Bonus Plan, the Company restates its financial statements, then the Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Company will pay to the employee such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay to the Company such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Company.

•	Long-Term Incentive Compensation. The First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Equity Plan”) is a shareholder-approved plan that permits the Committee to provide executives with equity-based compensation opportunities. The Committee believes that equity-based awards that include multi-year vesting requirements provide our executives with an ownership stake in the Company, promote executive retention and are prudent in light of competitive market conditions. The Committee also believes that grants of restricted shares and stock units are an effective means to align the interests of executives more closely with those of our shareholders and that grants of performance-based equity awards directly link executive compensation with performance.

The equity-based awards are generally designed with the following features:

○	Both performance-based RSUs (PRSUs) (60% of total) and time-vested RSUs (TRSUs) (40% of total) were awarded for 2020 and 2021;

○	Performance goals in PRSUs tied to performance metric (which is revenue growth for 2020 PRSUs and is return on average assets for 2021 PRSUs) and level of nonperforming assets;

○	Performance measurement period is three years;

○	If nonperforming asset goal is not met, no PRSU awards vest;

○	If nonperforming asset goal is met, the PRSUs vest based upon the level of performance relative to the performance metric goal;

Equity Compensation Recoupment

The recoupment provision provides that if there is a restatement of the Company’s consolidated financial statements, (i) the Company has the right to take appropriate action to recoup from the employee all or any portion of the award which would not have been earned, vested or paid if based on the restated financial statements, and (ii) the employee is entitled to any additional portion of the award which he or she would have earned, which would have vested, or which he or she would have been entitled to be paid if based on the restated financial statements. This recoupment policy is similar to the recoupment policy for the Annual Bonus Plan discussed above.

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EXECUTIVE COMPENSATION

○	Number of PRSUs earned scales with performance relative to performance metric goal;

○	PRSUs “cliff vest,” if earned, at end of three-year performance period; and

○	TRSUs vest in three substantially equal installments over three years.

We believe that this equity incentive award structure for our NEOs enhance the alignment of our equity incentive structure for NEOs with current industry standards and shareholder interests.

In 2020, the Committee awarded an aggregate of 47,828 restricted stock units (“RSUs”) to our NEOs, consisting of 28,698 (60%) PRSUs and 19,130 (40%) TRSUs, under the 2013 Equity Plan and in accordance with the Company’s long-term incentive program.

•	Non-Performance Based Benefits. We provide other non-performance based benefits in an effort to deliver competitive benefits that encourage retention, including retirement and other related benefits, and limited perquisites.

○	Medical, Disability and Life Insurance. All full-time employees, including the NEOs, participate in insurance benefits coverage to help manage the financial impact of ill health, disability and death. The NEOs are also eligible to participate in increased life insurance coverage at their election.

○	Retirement Benefits. We maintain a 401(k) plan for substantially all employees, as defined in the plan. Employee contributions are limited to the maximum established by the Internal Revenue Service on an annual basis. We match contributions equal to 100% of the first 1% of employee deferrals and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible salary, as defined in the plan, which vests immediately. Discretionary employer-matching contributions begin vesting immediately at a rate of 50% per year of employment and are fully vested after the completion of two years of employment.

○	Perquisites. The Committee believes that perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to our NEOs are identified in the footnotes to the Summary Compensation Table.

○	Employee Stock Purchase Plan. We maintain an employee stock purchase plan (the “ESPP”), in which all of our full-time employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions. Purchases under the ESPP are not subject to any discount or supplemental employer contribution or subsidy.

•	Culture. We are proud of the numerous employee and customer-focused awards the Bank has received, such as:
○	American Banker’s “Best Banks “ to work for
•	Eight years in a row
○	“Top Workplaces in Indianapolis” The Indianapolis Star
•	Seven years in a row including being,

•	#8 in 2020
•	#1 in 2019
•	#4 in 2018 and
•	#2 in 2017
○	“Best Places to Work in Indiana”
•	Five of last seven years

We believe that these awards are the result of excellent pay packages, an industry-best fringe benefits package, a culture of growth and innovation, and Company-wide pride in our superior customer service, all of which enhance our ability to attract and retain top talent.

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EXECUTIVE COMPENSATION

Compensation Mix

The Committee strives to establish a total compensation package that appropriately rewards our NEOs for performance, aligns the interests of our NEOs with shareholders’ interests, is competitive with the market, does not encourage or incentivize inappropriate risk, and complies with all legal and regulatory guidelines. The mix of compensation is between short-term and long-term incentives, with a substantial portion at risk depending upon our performance, including the creation of long term shareholder value. If the Company performs well (based on internal objectives), award levels are intended to be strong, but if the Company underperforms, award levels and values will be negatively impacted.

The mix of compensation awarded in 2020 to our NEOs reflects our compensation philosophy. A substantial portion of our executives’ compensation is performance-based and at risk. The charts below show the target total direct compensation of our CEO and our other NEOs for fiscal 2020.

(1)	Based on target payouts.

Competitive Compensation Analysis

In evaluating the competitive nature of the compensation for our NEOs, the Committee collects compensation data from a group of companies for use as an additional data point in considering the compensation of our NEOs. Because of our unique business model, the Committee believes it has no “true” peers.

For example, we have a national footprint in that, through our platform, on a nationwide basis we gather deposits, make mortgage loans, public finance loans, single tenant lease financing loans, healthcare finance and SBA loans. But unlike most large banks with a national footprint, our footprint is the result of organic growth and is without the benefit of any acquisition of another financial institution, without a wealth management division, and without an insurance affiliate. Further, unlike most large banks with a national footprint we have no “brick and mortar” branch network, nor its resulting overhead. As such, in this sense a traditional bank with offices nation-wide is not our traditional peer.

Similarly, the traditional community banks with assets of $3.5 billion to $6.0 billion do not have our national deposit customer base or a national lending platform. Unlike us, most of these community banks of similar size have grown in part by acquisitions. Also, unlike us, these community banks frequently have an underutilized branch network to maintain and manage.

Because of the above, the Committee has struggled to identify a group of peer financial institutions. With the assistance of McLagan, the Committee identified the following 21 financial institutions of a similar asset size; however, for the reasons stated above, we do not view these institutions as genuine peers. The common characteristics of these organizations are:

•	asset size ranging from $2.125 billion to $9.0 billion (the median asset size is $4.3 billion);
•	3-year asset growth rate greater than 12%;
•	branch count under 45;
•	percent of assets from merger and acquisition transactions in the 3 prior years was below 20%; and
•	no merger targets.

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EXECUTIVE COMPENSATION

The Committee believes that moving any of those last four metrics above closer to our actual performance would reduce the number of “peers” to single digits and leave a peer group of such limited size that it would not be meaningful for comparison purposes. One “exception” to the size parameter above in the peer group is Axos Financial, Inc., which had $11.2 billion in assets. Axos Financial, Inc., formerly known as BofI Holding, Inc., was selected to be a part of the peer group because its business model most closely follows our model.

1. Altabancorp(1)	12. Luther Burbank Corporation
2. Axos Financial Inc.	13. Merchants Bancorp
3. BCB Bancorp, Inc.	14. Meridian Bancorp, Inc.
4. Bryn Mawr Bank Corporation	15. Metropolitan Bank Holding Corp.
5. Business First Bancshares, Inc.	16. Preferred Bank
6. Cambridge Bancorp	17. Republic First Bancorp, Inc.
7. CNB Financial Corporation	18. ServisFirst Bancshares Inc.
8. ConnectOne Bancorp, Inc.	19. Sterling Bancorp, Inc.
9. First Foundation, Inc.	20. TriState Capital Holdings, Inc.
10. Franklin Financial Network, Inc.(2)	21. Western New England Bancorp, Inc.
11. Live Oak Bancshares, Inc.

(1)	People’s Utah Bancorp changed its name to Altabancorp in June 2020.
(2)	Franklin Financial Network, Inc. was acquired in August 2020.

The Committee did not specifically target any elements of total compensation against the peer group, and the peer group data was not a determinative factor in establishing the compensation of our NEOs. The comparison data was merely one of the data points that the Committee referenced in establishing executive compensation and did not supplant the analyses of internal pay equity and the individual performance of the Named Executive Officers that it considers when making compensation decisions.

Because the comparative compensation information is just one of several analytic tools that are used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual NEO compensation, the Committee may elect to not use the comparative compensation information at all in the course of making decisions with respect to the compensation of one or more NEOs.

2020 Base Salaries

In considering the base salary amounts for 2020, the Committee considered each NEO’s:

•	skills, qualifications and experience;
•	responsibilities and future potential;
•	salary level for the prior fiscal year; and
•	performance, as reflected in his or her performance review.

The Committee also reviewed the organic growth of the Company and the related balance sheet management by management in 2019. The Committee, in determining the salary of Mr. Becker, also considered that Mr. Becker received no increase in his base salary in 2019 from 2018. The Committee believes that the Company’s senior leadership team, comprised of Mr. Becker, Mr. Lovik, Ms. Lorch and Mr. Perfetti, have provided strong, steady and seasoned leadership for the Company, promoted a culture of excellent customer service and provided excellent balance sheet management, which resulted in additional growth.

The following table sets forth the annual base salary of each of the NEOs for 2019 and the annual base salary established by the Committee for each of those officers for 2020, as well as the percentage increase between the two years:

NAME	ANNUAL BASE SALARY
	2019	2020	% CHANGE
David B. Becker	$700,000	$800,000	14.3%
Kenneth J. Lovik	$304,000	$320,000	5.3%
Nicole S. Lorch	$310,000	$330,000	6.5%
C. Charles Perfetti	$230,000	$255,000	10.9%

The Committee also considered the recommendations of our CEO with respect to the other Named Executive Officers. In addition, in 2021 the Committee agreed to the request of our CEO that he receive no annual base salary increase for 2021 and maintain his salary at $800,000 for 2021.

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EXECUTIVE COMPENSATION

2020 Short-Term Incentive Compensation

In November 2019, the Committee established short-term incentive performance goals for 2020 for senior management, including all of our NEOs, pursuant to the Annual Bonus Plan. The Annual Bonus Plan criteria for 2020 provided an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement for 2020 (at threshold, target and maximum levels) of budgeted goals for net income, net interest income, one-year asset growth rate and ratio of nonperforming assets to total assets (excluding TDRs). The Annual Bonus Plan also required that the following conditions be met for payments to be made with respect to 2020:

•	The executive must have achieved a satisfactory individual 2020 performance rating.

•	The Company must have reported positive net income for 2020 (taking into account the expense of paying all incentive compensation but not any expense attributable to the cost of raising capital).

•	The Company must have declared in 2020 and paid not later than January 31, 2021 a specified amount of cash dividends.

•	The Bank must have received a satisfactory regulatory review for the immediately preceding fiscal year, as determined by the Committee.

If the financial goals and conditions were met, then each Named Executive Officer would be eligible to receive a bonus that would range from the following minimum and maximum percentages of the officer’s annual base salary:

NAMED EXECUTIVE OFFICER	PERCENTAGE OF ANNUAL BASE SALARY
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
David B. Becker	20%	55%	70%
Kenneth J. Lovik	15%	50%	60%
Nicole S. Lorch	15%	50%	60%
C. Charles Perfetti	15%	50%	60%

In January 2021, the Committee reviewed the Company’s 2020 performance against the performance goals established under the Annual Bonus Plan and determined that the following levels of performance were achieved:

PERFORMANCE GOAL (RELATIVE WEIGHT)	CORPORATE PERFORMANCE LEVEL			2020 ACTUAL PERFORMANCE	PERFORMANCE LEVEL ACHIEVED	WEIGHTED PAYOUT PERCENTAGE
	THRESHOLD (90%)	TARGET (100%)	MAXIMUM (115%)
Net Income (25%)	$22,964	$25,515	$29,342	$29,453	115%	29%
Net Interest Income (25%)	$59,993	$66,659	$76,658	$64,541	97%	24%
One-Year Asset Growth Rate (30%)	(0.58)%	(0.64)%	(0.74)%	3.6%	115%	35%
Nonperforming Asset Percentage[1] (20%)	1.10%	1.00%	0.85%	0.24%	115%	23%
Total Weighted Percentage Earned						111%

(1)       Expressed as a percentage of total assets (excluding TDRs).

For 2020, net income, one-year asset growth rate and nonperforming assets to total assets (excluding TDRs) exceeded target performance, and net interest income equaled 97% of target performance. The Committee also determined that the additional conditions for payment in the Annual Bonus Plan had been satisfied for 2020.

Based on the Company’s performance and the individual performance rating of each Named Executive Officer, the Committee approved the following cash bonus awards for 2020 performance in accordance with the Annual Bonus Plan:

NAMED EXECUTIVE OFFICER	ANNUAL CASH BONUS EARNED	PERCENTAGE OF 2020 ANNUAL BASE SALARY
David B. Becker	$509,000	64%
Kenneth J. Lovik	$175,600	55%
Nicole S. Lorch	$181,088	55%
C. Charles Perfetti	$139,931	55%

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EXECUTIVE COMPENSATION

2020 Long-Term Incentive Compensation Actions

In January 2020, the Committee granted equity incentive awards to our senior management, including our NEOs. Previously, the incentive awards were performance-based RSUs measured over a one year period and did not contain a recoupment provision. Beginning in 2020, equity incentive awards to the NEOs are subject to a recoupment provision, are comprised of both performance-based RSUs (“PRSUs”) and time-vested RSUs (“TRSUs”), and have a performance period of three years as detailed below.

The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s current annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2019, which was $23.71 as of December 31, 2019. Mr. Becker received an award representing 75% of his annual base salary, and Mr. Lovik, Ms. Lorch and Mr. Perfetti each received an award representing 60% of their respective annual base salaries. As a result, the following RSUs were awarded to our NEOs for 2020:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	15,184	10,122	25,306
Kenneth J. Lovik	4,859	3,239	8,098
Nicole S. Lorch	5,011	3,340	8,351
C. Charles Perfetti	3,644	2,429	6,073

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for revenue growth and non-performing assets, as measured over a three-year period (beginning January 1, 2020 and ending on December 31, 2022). The PRSUs provide:

•	If the Company fails to achieve the goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period, none of the PSRUs will vest and all of the PSRUs shall be forfeited.

•	If the Company achieves the non-performing assets goal at the end of the performance period, a number of PSRUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the revenue growth goal. The number of PSRUs that will vest will range from 0% (if performance is below the threshold level), 50% (if performance is at the threshold level), 100% (if performance is at target) and 200% if performance is at or above the maximum level.

•	If earned, the PRSUs will be earned and will vest as of December 31, 2022, the end of the three-year performance period (informally referred to as “cliff-vesting”). The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The TRSUs (40% of total RSUs) shall become fully vested and nonforfeitable in three substantially equal installments on December 31, 2020, 2021 and 2022, subject to maintenance of continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

22	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Compensation Decisions for 2021

In January 2021, the Committee met and made decisions on the 2021 base salary for our NEOs, the 2021 Annual Bonus Plan, and the award of RSUs.

2021 Base Salaries

The table below sets forth the annual base salary of each of the Named Executive Officers for 2020 and the annual base salary established by the Committee for each of those officers for 2021, as well as the percentage increase between the two years

	ANNUAL BASE SALARY
NAME	2020	2021	% CHANGE
David B. Becker	$800,000	$800,000	-
Kenneth J. Lovik	$320,000	$335,000	4.7%
Nicole S. Lorch	$330,000	$350,000	6.1%
C. Charles Perfetti	$255,000	$267,000	4.7%

2021 Short-Term Incentive Compensation Actions

In January 2021, the Committee established performance goals for 2021 for senior management, including our Named Executive Officers, pursuant to the Annual Bonus Plan. No significant changes were made to the short-term incentive plan from the prior year.

2021 Long-Term Incentive Compensation Actions

In January 2021, the Committee acted to award an aggregate of 40,752 RSUs to our NEOs, consisting of 24,450 (60%) PRSUs and 16,302 (40%) TRSUs, under the 2013 Equity Plan and in accordance with the Company’s long-term incentive program. Similar to the awards in 2020, these incentive awards are subject to a recoupment provision and have a performance period of three years.

The number of RSUs awarded to each executive was determined by dividing a percentage of the executive’s current annual base salary by a reference price equal to the closing price of a share of common stock on the last trading day of 2020, which was $28.74 as of December 31, 2020. Mr. Becker received an award representing 75% of his annual base salary, and Mr. Lovik, Ms. Lorch and Mr. Perfetti each received an award representing 60% of their respective annual base salaries. As a result, the RSUs set forth in the following table were awarded to our NEOs for 2021:

NAME	PRSUs (TARGET PAYOUT)	TRSUs	TOTAL RSUs (TARGET PAYOUT)
David B. Becker	12,526	8,351	20,877
Kenneth J. Lovik	4,196	2,798	6,994
Nicole S. Lorch	4,384	2,923	7,304
C. Charles Perfetti	3,344	2,230	5,574

The PRSUs (60% of total RSUs based on target payout) may be earned by the NEO depending on the Company’s achievement of performance goals established by the Committee for return on assets and non-performing assets, as measured over a three-year period (beginning January 1, 2021 and ending on December 31, 2023). The PRSUs provide:

•	If the Company fails to achieve the goal for non-performing assets, as determined by the Committee, at the end of the three-year performance period, none of the PSRUs will vest and all of the PSRUs shall be forfeited.

•	If the Company achieves the non-performing assets goal at the end of the performance period, a number of PSRUs will be eligible to vest at the end of the performance period, based on the achievement by the Company, as determined by the Committee, of the return on asset goal. The number of PSRUs that will vest will range from 0% (if performance is below the threshold level), 90% (if performance is at the threshold level), 100% (if performance is at target) and 150% if performance is at or above the maximum level.

•	If earned, the PRSUs will be earned and will vest as of December 31, 2023, the end of the three-year performance period (informally referred to as “cliff-vesting”). The vesting will be further conditioned upon the NEO maintaining continued employment with the Company through the vesting date or the termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

The TRSUs (40% of total RSUs) shall become fully vested and nonforfeitable in three substantially equal installments on December 31, 2021, 2022 and 2023, subject to maintenance of continued employment through the vesting date or termination of the NEO’s employment because of death, disability, or separation of service after attaining the age of 65.

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EXECUTIVE COMPENSATION

Taxes and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to a public company for compensation in any tax year to the company’s CEO, CFO, and three highest paid officers (other than the CEO and CFO) to the extent that the compensation to such officer exceeds $1 million. On March 11, 2021 President Biden signed into law the American Rescue Plan Act which expands the deduction limitation imposed by Section 162(m) by adding the next five highest paid employees of the company to this list. Under the rules in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code was deductible without regard to this limitation. Effective January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exemption under Section 162(m).

Despite these limits on the deductibility of performance-based compensation, the Committee believes that a significant portion of our NEOs’ compensation should be tied to Company performance. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our compensation program going forward.

Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements meet the effective requirements of Section 409A as required by law or regulation.

Summary Compensation Table

The following table sets forth certain information regarding compensation of the Company’s Named Executive Officers for the two most recent completed fiscal years.

NAME AND PRINCIPAL POSITION(S)	YEAR	SALARY ($)	STOCK AWARDS(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2) ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
David B. Becker President and CEO	2020	800,000	699,118	509,000	17,231	2,025,349
	2019	700,000	636,486	265,300	8,222	1,610,008
Kenneth J. Lovik Executive Vice President and CFO	2020	320,000	223,752	175,600	11,298	730,650
	2019	304,000	221,199	99,763	9,917	634,879
Nicole S. Lorch Executive Vice President and COO	2020	330,000	230,709	181,088	7,055	748,852
	2019	310,000	225,416	101,732	8,222	645,370
C. Charles Perfetti Executive Vice President and Secretary	2020	255,000	167,808	139,931	6,164	568,903
	2019	230,000	167,318	75,478	17,911	490,707
(1)	Amounts shown represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, based on the closing stock price on the grant date, or the next preceding date on which a sale of shares occurred, as reported by Nasdaq. Amounts for 2020 represent performance-based RSUs originally granted on January 30, 2020. Amounts for 2019 represent performance-based RSUs originally granted on January 22, 2019. Further information regarding these awards is included in the “Outstanding Equity Awards at Fiscal Year-End” table elsewhere in this proxy statement. The values for RSUs represent payouts based on the achievement of the performance conditions and were determined using the closing stock price on the date of grant. The potential value of RSUs granted is as follows (using closing stock prices of $24.62 for 2019 and $27.56 for 2020) and the actual value of dividend equivalents earned on outstanding RSUs during the applicable year were as follows:

NAME	YEAR	GRANT DATE FAIR VALUE OF AWARD(S) ($)	DIVIDEND EQUIVALENT(S) EARNED ($)
David B. Becker	2020	697,433	1,685
	2019	632,365	4,121
Kenneth J. Lovik	2020	223,181	571
	2019	219,709	1,490
Nicole S. Lorch	2020	230,154	555
	2019	224,042	1,374
C. Charles Perfetti	2020	167,372	436
	2019	166,210	1,108

Further information related to the performance-based award program is included in “Executive Compensation–Compensation of Executives in 2020-2020 Long-Term Incentive Compensation Actions” elsewhere in this proxy statement.

(2)	Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s executive cash incentive plan and paid in the following year.
(3)	Unless otherwise supplemented, represents life insurance premiums and matching contributions under our 401(k) Plan.

24	FIRST INTERNET BANCORP

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information, as of December 31, 2020, for each Named Executive Officer’s outstanding equity awards. The outstanding equity awards consist of RSUs granted pursuant to the 2013 Equity Plan.

NAME	GRANT DATE	STOCK AWARDS
		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(2) ($)
David. B. Becker	1/15/2018	4,725(3)	135,797
	1/22/2019	17,123(3)	492,115
	1/30/2020	6,748(3)	193,938
	1/30/2020	15,184(4)	436,388
Kenneth J. Lovik	1/15/2018	1,575(3)	45,266
	1/22/2019	5,949(3)	170,974
	1/30/2020	2,160(3)	62,078
	1/30/2020	4,859(4)	139,648
Nicole S. Lorch	1/15/2018	1,537(3)	44,173
	1/22/2019	6,066(3)	174,337
	1/30/2020	2,227(3)	64,004
	1/30/2020	5,011(4)	144,016
C. Charles Perfetti	1/15/2018	1,203(3)	34,574
	1/22/2019	4,500(3)	129,330
	1/30/2020	1,620(3)	46,559
	1/30/2020	3,644(4)	104,729
(1)	Awards granted prior to 2019 are eligible to receive dividend equivalents converted into additional shares upon vesting of the underlying RSUs. Awards granted in 2019 and 2020 are eligible to receive dividend equivalents that are settled in cash upon vesting of the underlying RSUs. The amounts in this column include the following dividend equivalents with respects to shares underlying awards granted on January 15, 2018:

NAME	DIVIDEND EQUIVALENT (# SHARES)
David B. Becker	266
Kenneth J. Lovik	89
Nicole S. Lorch	86
C. Charles Perfetti	68

(2)	Value is calculated by multiplying the number of shares by $28.74, the closing price of our common stock on December 31, 2020 as reported by Nasdaq.
(3)	Represents RSUs outstanding under the 2013 Equity Plan that were originally earned based on the determination of actual performance during the applicable fiscal year. The earned RSUs vest in substantially equal installments on March 31 on each of the three calendar years following the date of grant.
(4)	Represents PRSUs outstanding under the 2013 Equity Plan that remained subject to vesting based on performance metrics over three-year period ending December 31, 2022. See “Executive Compensation – Compensation of Executives in 2020 –2020 Long-Term Incentive Compensation Actions” starting on page 22 for details regarding vesting criteria.

2013 Equity Plan

Our 2013 Equity Plan was approved by the Board and our shareholders in 2013. The 2013 Equity Plan initially authorized the issuance of 750,000 shares of our common stock. Under the terms of the 2013 Equity Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2013 Equity Plan, which include stock options, stock appreciation rights, restricted stock awards, RSUs, stock unit awards and other stock-based awards.

All employees, consultants and advisors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2013 Equity Plan. As of December 31, 2020, there were approximately 257 persons employed by the Company and its subsidiaries and seven non-employee members of its Board, all of whom were eligible to receive awards under the 2013 Equity Plan.

The 2013 Equity Plan is administered by the Committee, which may in turn delegate its duties, power and authority under the 2013 Equity Plan to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Committee also may establish and modify rules to administer the 2013 Equity Plan, interpret the 2013 Equity Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2013 Equity Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

2021 ANNUAL MEETING	25

EXECUTIVE COMPENSATION

Employment Agreement

Mr. Becker’s employment agreement provides for an annual base salary and an annual bonus, if any, as determined from time to time by the Committee. The annual bonus is to be determined with reference to the achievement of annual performance objectives established by the Committee for Mr. Becker and other senior officers. The agreement also provides that Mr. Becker may be awarded additional compensation, benefits or consideration as the Committee may determine. The term of the agreement was set to expire on December 31, 2020, but automatically renewed for a successive one-year term, through December 31, 2021.

The agreement provides that if Mr. Becker’s employment is terminated by us for “cause,” or by him without “good reason,” then he will be paid only the amounts then due for his services through the date of termination. If his employment is terminated without cause or he resigns for good reason, then he will be paid, in twelve equal monthly payments beginning the month following termination, an amount equal to the sum of (x) two times his then-current annual base salary plus (y) two times the amount of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to his death, then his estate will be paid an amount equal to 120% of the annual bonus he was paid for the calendar year preceding the termination. If his employment is terminated due to disability, then he will be paid an amount equal to the sum of (x) his then-current annual base salary plus (y) 120% of the annual bonus he was paid for the calendar year preceding the termination. If the agreement is not renewed or his employment terminates or if he resigns for any reason within twelve months following a change in control, then he will be paid, in twelve equal monthly payments beginning the month following the end of his employment, an amount equal to the sum of (x) three times his then-current annual base salary plus (y) two times the 120% of the amount of the annual bonus he was paid for the calendar year preceding the termination; provided, however, the total payments relating to a change in control will be limited to the maximum amount that could be paid to him without imposing excise tax under the Code. Unless Mr. Becker’s employment is terminated by us for “cause,” terminated by him without “good reason,” or terminated pursuant to a non-renewal of his agreement, then, to the fullest extent permitted by law, all restrictions on any outstanding incentive awards, including equity awards, will lapse and become 100% vested.

We are not party to any employment agreements with any other executive officers.

Potential Payments upon Termination or Change-in-Control

The table below reflects the estimated amount of compensation payable to each of the Named Executive Officers in the event of his or her termination of employment under various scenarios, assuming that such termination occurred as of December 31, 2020. Other than our employment agreement with Mr. Becker, we have not entered into employment agreements, change in control agreements or severance agreements with any of our Named Executive Officers.

The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the Named Executive Officers upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

NAME	NONRENEWAL OF EMPLOYMENT AGREEMENT ($)	INVOLUNTARY TERMINATION WITHOUT CAUSE ($)	DEATH ($)	DISABILITY ($)	CHANGE IN CONTROL ($)
David B. Becker
Severance(1)	2,400,000	1,600,000	-	800,000	2,400,000(2)
Annual Bonus Plan(3)(4)	636,720	530,600	509,000	509,000	636,720
RSUs (accelerated)(5)	-	1,258,238	1,258,238	1,258,238	1,258,238
Health Benefits(6)	12,911	-	-	-	-
Kenneth J. Lovik
Annual Bonus Plan(3)			175,600	175,600	-
RSUs (accelerated)(5)			-	-	417,966
Nicole S. Lorch
Annual Bonus Plan(3)			181,088	181,088	-
RSUs (accelerated)(5)			-	-	426,531
C. Charles Perfetti
Annual Bonus Plan(3)			139,931	139,931	-
RSUs (accelerated)(5)			-	-	315,192
(1)	Represents severance payments potentially due under employment agreement. For additional information, see “Employment Agreement.”
(2)	Represents “double-trigger” severance payment only payable upon termination or nonrenewal of employment or resignation within 12 months following any change in control.
(3)	For additional information regarding the terms of the Annual Bonus Plan, see the disclosure under the heading “EXECUTIVE COMPENSATION – Compensation of Executives for 2020 – 2020 Short-Term Incentive Compensation” above.
(4)	Represents greater of amount due (i) under employment agreement and (ii) pursuant to terms of the Annual Bonus Plan.
(5)	Amounts represent the value of unvested RSUs held by the Named Executive Officer that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $28.74, the closing price of our common stock on December 31, 2020 as reported by Nasdaq.
(6)	Amount represents the estimated reimbursement cost of premiums for insurance if the executive was paying the premiums for such coverage at the time of termination.

26	FIRST INTERNET BANCORP

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation of the persons who served as our non-employee directors during the year ended December 31, 2020.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS(1) ($)	TOTAL ($)
Ana Dutra	$26,800	$45,134	$71,934
John K. Keach, Jr.	$38,700	$67,685	$106,385
David R. Lovejoy	$56,200	$67,685	$123,885
Ann D. Murtlow	$6,300	$17,153	$23,453
Michael L. Smith	$19,800	$45,134	$64,934
Ralph R. Whitney, Jr.	$47,200	$67,685	$114,885
Jerry Williams	$43,700	$67,685	$111,385
Jean L. Wojtowicz	$51,700	$67,685	$119,385
(1)	Value calculated using the closing price of our common stock on the date of grant, or the next preceding date on which a sale of shares occurred, as reported by Nasdaq.

We compensate our non-employee directors for their services in the form of an annual retainer paid in equity awards granted under the 2013 Equity Plan, as well as cash payments for Board and committee meeting attendance, service as a committee chair and service on the Audit Committee.

•	Annual Retainer. For 2020, we paid non-employee directors an annual retainer in the form of cash and shares of restricted stock granted under the 2013 Equity Plan. Each of our non-employee directors received a cash payment in the amount of $12,000 and an award of restricted stock having a grant date fair value of $67,685, which excludes dividend equivalents and represents the non-cash component of the compensation payable for the directors’ service during 2020. Ms. Dutra and Mr. Smith, who were both elected at the 2020 Annual Meeting of Shareholders, received restricted stock awards on June 3, 2020 in reduced amounts based on the portion of the fiscal year during which they served as directors.

The number of shares of restricted stock was determined by dividing the equity portion of the annual retainer of $52,000 by $23.71, which was the closing price of our common stock on December 31, 2019, the last trading date before January 1, 2020, and rounding up to the next whole share. The restricted shares vested monthly during 2020. Cash dividends were paid on unvested shares of restricted stock.

•	Board and Committee Meeting Attendance Fees. During 2020, we paid each non-employee director a $1,300 cash fee for each Board meeting attended. We paid each member of the Audit Committee a $2,000 cash fee for each committee meeting attended, and each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee a $1,000 cash fee for each committee meeting attended.

•	Committee Chair Annual Fees. During 2020, we paid each committee chair additional annual cash fees as follows:

▪	Audit Committee Chair: $20,000;

▪	Compensation Committee Chair: $12,000; and

▪	Nominating and Corporate Governance Committee Chair: $12,000.

•	Other Audit Committee Members. During 2020, we paid each member of the Audit Committee, excluding the Chair, an annual cash fee of $7,500.

•	Reimbursement of Meeting Expenses. We also reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and Board committee meetings.

Changes to Director Compensation for 2021

In January 2021, our Board adjusted certain components of director compensation. Effective for the fiscal year ending December 31, 2021, the Audit Committee Chair will receive an additional cash fee of $25,000 (increased from $20,000) and the Compensation Committee and Nominating and Corporate Governance Committee Chairs will each receive an additional cash fee of $15,000 (increased from $12,000). No other changes to compensation of non-employee directors were made for 2021.

2021 ANNUAL MEETING	27

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding outstanding grants and shares available for grant under our existing equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by security holders(1)	113,938(2)	$-	337,341
Equity compensation plans not approved by security holders(3)	199,295(4)	-	-
Total		$-
(1)	Consists of the 2013 Equity Plan.
(2)	Represents (i) 112,985 shares underlying outstanding RSUs that could be earned or remained subject to time-based vesting and settlement and (ii) 953 deferred stock rights issued under the 2013 Equity Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.
(3)	Consists of the Company’s Directors’ Deferred Stock Plan in effect through 2013, including dividend adjustments in accordance with the terms of outstanding awards thereunder.
(4)	Represents deferred stock rights issued under the Directors’ Deferred Stock Rights Plan that have no exercise price and are payable in shares of common stock on a one-for-one basis when the holder ceases to be a director.

28	FIRST INTERNET BANCORP

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the annual meeting is an advisory vote to approve the compensation paid to our Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative discussion following the compensation tables). This proposal, commonly known as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our Named Executive Officers for the preceding year and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain highly qualified and effective leaders who drive our success. When designing our program, the Committee works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase shareholder value on a long-term, sustainable basis. Our compensation program is intended to motivate and retain qualified executive personnel in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value. We believe that our executive compensation program accomplishes this goal.

As discussed in more detail under the heading “EXECUTIVE COMPENSATION–Consideration of 2020 Advisory Vote on Compensation,” the 2020 say-on-pay vote with respect to 2019 compensation received a 93% approval.

Based on the foregoing, the following resolution will be voted on at the annual meeting:

Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers for 2020 as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Committee and will not be construed as overruling a decision by the Company, the Board or the Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Committee. However, the Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future executive compensation decisions.

Shareholders are encouraged to carefully review the “Executive Compensation” section and the executive compensation tables that follow in this proxy statement for a detailed discussion of our executive compensation program.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

2021 ANNUAL MEETING	29

AUDIT MATTERS

This section includes information regarding audit-related matters, including the Report of the Audit Committee and fees paid to the independent registered public accounting firm for 2020 and 2019.

Report of the Audit Committee

In accordance with a written charter adopted by the Board, as amended, its Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its duties, the Audit Committee:

(1)	reviewed and discussed the audited financial statements included in the Form 10-K for the fiscal year ended December 31, 2020 with the Company’s management;
(2)	discussed with BKD, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board, including the quality, not just the acceptability of the accounting principles, but also the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;
(3)	received and reviewed the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the audit committee concerning independence, and the Audit Committee discussed with BKD, LLP the independence of that firm; and
(4)	reviewed and pre-approved the services provided by BKD and considered whether the provision of such services not related to the audit of the financial statements are compatible with maintaining BKD, LLP’s independence.

Based upon the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Jean L. Wojtowicz Chair	Ana Dutra	David R. Lovejoy.	Ralph R. Whitney, Jr.

Audit and Non-Audit Fees

The following table sets forth aggregate fees paid to BKD, LLP for services provided during 2020 and 2019, respectively:

	2020	2019
Audit Fees (1)	$417,000	$564,655
Audit-Related Fees (2)	15,142	13,520
Tax Fees (3)	37,165	37,290
Total	$469,307	$615,465
(1)	Consists of fees for professional services rendered for the integrated audits of the Company’s annual consolidated financial statements in connection with statutory/subsidiary financial statement audits, attestation reports required by statute or regulation, and comfort letters and consents related to SEC filings. Amounts for 2019 include $122,318 relating to fees for comfort procedures and additional consents for an offering and related registration of debt securities.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees” above.
(3)	Consists of fees related to tax return preparation and other tax-related services.

Pre-Approval Policy

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee will consider whether the provision of the services listed above is compatible with maintaining that firm’s independence.

PROPOSAL 3:
RATIFICATION OF AUDITOR

The Audit Committee has already appointed BKD, LLP as our independent registered public accounting firm for 2021. The Board is submitting the appointment of BKD, LLP for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of BKD, LLP are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for 2021.

30	FIRST INTERNET BANCORP

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our annual meeting of shareholders to be held in 2022 must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than December 1, 2021.

If a shareholder desires to propose an item of business for consideration at our annual meeting of shareholders without including it in our proxy materials or to nominate persons for election as director at an annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2022 annual meeting of shareholders, we must receive such notice on or after January 15, 2022 but not later than February 14, 2022.

A copy of the advance notification requirements of our Bylaws may be obtained upon request to our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), including financial statements audited by BKD, LLP, our independent registered public accounting firm, and BKD, LLP’s report thereon, is available to our shareholders on the Internet at www.sec.gov. In addition, a copy of the Annual Report will be sent to any shareholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037.

The Annual Report is also available and may be accessed free of charge through the "Shareholders" Information section of our website at www.firstinternetbancorp.com.

HOUSEHOLDING

Under a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding,” certain shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement, unless one or more of those shareholders provides notice that they would like to continue to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not in any way affect the payment of dividends.

If you and other shareholders with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Secretary at First Internet Bancorp, 11201 USA Parkway, Fishers, Indiana 46037 or by calling (317) 532-7900.

If you participate in householding and would like to receive a separate copy of our annual report and/or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. The requested documents will be delivered to you promptly upon receipt of your request.

OTHER BUSINESS

The Board knows of no other matters that may be presented at the annual meeting. If any other matters should properly come before the annual meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matter.

2021 ANNUAL MEETING	31

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D45598-P50775 ! ! ! For All Withhold All For All Except For Against Abstain FIRST INTERNET BANCORP To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. FIRST INTERNET BANCORP 11201 USA PARKWAY FISHERS, IN 46037 NOTE: At their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournments thereof. 2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. 01) Aasif M. Bade 02) David B. Becker 03) Ana Dutra 04) John K. Keach, Jr. 05) David R. Lovejoy 06) Ralph R. Whitney, Jr. 07) Jerry Williams 08) Jean L. Wojtowicz 1. To elect eight directors to serve until the next Annual Meeting of Shareholders. NOMINEES: The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 3. 3. To ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2021. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INBK2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D45599-P50775 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.firstinternetbancorp.com. FIRST INTERNET BANCORP Annual Meeting of Shareholders May 17, 2021 1:00 PM, EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints David B. Becker and Kenneth J. Lovik, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote as proxies, as designated on the reverse side of this form, all of the shares of Common Stock of FIRST INTERNET BANCORP that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 PM, EDT on May 17, 2021, at www.virtualshareholdermeeting.com/INBK2021, and any adjournment or postponement thereof upon matters set forth in the proxy statement and, in their judgment and discretion, upon any other business as may properly come before the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE